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                                                                  EXHIBIT 10.6

                                FAIRMARKET, INC.
                             500 UNICORN PARK DRIVE
                                WOBURN, MA 01801
                                  June 26, 2001

Mr. Nanda Krish
15 River Street, Apt. 304
Boston, MA 02108


Dear Nanda:

         On behalf of FairMarket, Inc. (the "Company"), I am pleased to offer contract employment to you. The purpose of this letter is to outline the terms for your contract employment subject to the terms of Company policies and other agreements.

POSITION:         Your position with the Company will be interim Chief Executive
                  Officer. In addition to your responsibilities as interim Chief
                  Executive Officer, you will also be responsible for locating and providing transition assistance to a permanent Chief
                  Executive Officer.

TERM: This agreement will become effective when signed by all parties, and will end six months thereafter or when earlier terminated by either party in accordance with this agreement.

SALARY: The Company will pay you a salary at a rate of $175,000 ($29,166.67 payable monthly). Other specific payment terms and dates will be mutually agreed upon by the Company's Chief Financial Officer and you. If a permanent Chief Executive Officer is found before your six month term of employment ends, you will still receive your salary for the remaining portion of the six month term unless you earlier terminate your employment in accordance with this agreement. If a permanent Chief Executive Officer has begun employment before the end of your six month term, your duties, if any, will be jointly determined by the permanent Chief Executive Officer and the Company's Board of Directors.

STOCK
OPTIONS: You will be eligible to participate in the Company's stock option program, subject to approval by the Board of Directors. We will recommend to the Board of Directors at its next meeting after you join the Company that you be granted, as of your start date to be mutually agreed upon by the Company's Chief Financial Officer and you, an option to purchase up to 128,000 shares of the Company's common stock at the stock's then fair market value. Your eligibility for stock options will be governed by the FairMarket, Inc. 2000 Stock Option and Incentive Plan and any associated stock option agreement required to be entered into by you and the Company.


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BONUS:            You will be eligible to receive a one-time performance bonus of up to $50,000 based on performance measures to be mutually agreed upon by the Company's Board of Directors and you. The actual bonus amount will be subject to the Board's assessment of your performance and the terms of any applicable bonus plan.

BENEFITS:         The Company will also cover you under its benefits and
                  insurance programs generally made available to its full-time employees. Details of these benefits programs will be made available to you when you start and will be similar in nature to those offered to the Company's prior Chief Executive
                  Officer.

OTHER
TERMS:            Your employment with the Company will be on an at-will basis.
                  In other words, you or the Company may terminate employment for any reason and at any time, provided however, that if the Company terminates your employment before your six month term of employment ends you will still receive your salary for the remaining portion of the six month term and agreed upon bonus. If you terminate your employment before your six month term of employment ends, you will receive your pro rata share of salary for the period in which you were employed. Similarly, the terms of employment outlined in this letter are subject to change at any time. You will also be required to sign the Company's standard Employee Agreement Regarding Inventions, Confidentiality and Non-Competition as a condition of your employment.

         We are excited about the opportunity to work with you. Please confirm your acceptance of this offer of employment and let me know if you need any further information prior to your start date.

                                     Very truly yours,

                                     /s/ SCOTT RANDALL
                                     -----------------------------------
                                     Scott Randall
                                     Chairman of the Board

                                     /s/ RORY J. COWAN
                                     -----------------------------------
                                     Rory J. Cowan
                                     Director



                           ACCEPTED THIS 26TH DAY OF JUNE, 2001

                           BY: /s/ NANDA KRISH
                                   -----------------------------------
                                   NANDA KRISH